EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is made and entered into as of December 31, 2023 (“Effective Date”) by and between REVENUEZEN LLC an Oregon limited liability company (“Seller”), Alex Boyd (“Alex”), Fitz Cyr formerly known as Amanda Cyr (“Fitz”), John Rockwell Pedden (“Rocky”), Kenneth Marshall (“Ken”), and John Estafanous (“John, together with Alex, Fitz, Rocky, and Ken referred to collectively as the “Owners”), REVENUEZEN LLC (“Buyer”), a Delaware limited liability company and ONFOLIO HOLDINGS INC, a Delaware corporation (“Holdings”). Seller, Owners, Buyer and Holdings are each referred herein to as a “Party” and, collectively, as the “Parties”.

WHEREAS, Seller is engaged in the business of SEO and website link building services, B2B marketing, content and prospecting services, LinkedIn marketing services, and social selling training workshops (the “Business”);

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all of Seller’s assets, subject to the terms and conditions set forth herein; and

WHEREAS, pursuant to this Agreement, and the Rollover Agreement, as applicable, Seller desires to (i) contribute an undivided interest in a portion of the Acquired Assets, as that term is defined below, (the “Rollover Assets”) to Buyer, and (ii) sell the remaining Acquired Assets (the “Purchased Assets”) to Buyer, in each case on the terms and subject to the conditions set forth herein and therein; and

WHEREAS, Owners own all of the outstanding equity and desire, and will gain good and valuable consideration from, Seller entering into the transactions contemplated hereunder.

NOW, THEREFORE, in consideration of the covenants and mutual agreement hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

I. TERMS OF AGREEMENT

1.1 Assets to be Sold by the Seller. On the terms of this Agreement and the Rollover Agreement, as applicable, Buyer hereby purchases from Seller the Purchased Assets, and Buyer accepts from Seller the Rollover Assets, and Seller hereby sells to Buyer the Purchased Assets and contributes to Buyer the Rollover Assets. Together, the Purchased Assets and Rollover Assets represent all, but not less than all, of the assets, properties and rights of every kind and nature related to the Business, whether real, personal or mixed, tangible or intangible (including goodwill), where located and whether not existing or hereafter acquired, except those constituting Excluded Assets (collectively, the “Acquired Assets”), including without limitation, the following:

(a) The domain name revenuezen.com (“Domain Name”);

(b) All content (“Content”) on revenuezen.com (“Website”);

(c) The trademark “REVENUEZEN”, registration number 5601090 (“Trademark”)

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(d) The book “THE B2B INBOUND MARKETING BLUEPRINT HOW TO ATTACT AND CONVERT LEADS INTO CUSTOMERS,” and its content, copyrights and all other intellectual property rights associated therewith (“Book”);

(e) Except for the Excluded Assets, all teachings/course plans, lesson plans, workshop/training programs, course/workshop materials, literature, videos and all other education curriculum and material used in the business as well as all copyrights and intellectual property rights associated therewith (collectively, the “Workshop Content”)

(f) The stylized logo set forth in Schedule 1.1(f) (“Stylized Marks”);

(g) Except for the Excluded Assets, all Business Intellectual Property, including but not limited to the Website, Content, Trademark, Book, and Workshop Content;

i. “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks, service marks, brands, logos, trade dress and trade names, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, copyrightable works and works of authorship, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential or proprietary information or know-how; (iv) patents and patent applications; (v) websites, internet domain names, social media accounts or user names/handles, social media pages, affiliate program accounts, and all content and data thereon or relating thereto, including, but not limited to, image files and raw files, banners, product images, and logos; (vi) computer programs and software, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications and other related documentation; (vii) data, databases and email lists; (vii) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys' fees for past, present and future infringement and any other rights relating to any of the foregoing) and (viii) any and all goodwill associated or existing in connection with the foregoing.

(h) The Assumed Contracts, as such term is defined below;

(i) Rights under Assumed Contracts;

(j) All transferrable permits, licenses, approvals, consents, registrations and authorizations;

(k) All phone numbers, email and physical address lists and databases related to or used in the Business;

(l) Except for the Excluded Assets, prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees; and

(m) Any and all goodwill associated with the Acquired Assets and Business.

1.2 Excluded Assets. Excluded from the assets to be sold to the Buyer are those items set forth on Schedule 1.2 (“Excluded Assets”).

1.3 Liabilities Not Assumed. As of the Closing, Buyer agrees to assume, pay or discharge when due only the obligations after the Closing under the Assumed Contracts (such obligations, the “Assumed Liabilities”). Except for Assumed Liabilities, Buyer shall not assume any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created (“Excluded Liabilities”), which for the sake of clarity and without limitation include all accounts payable of the Business as of the Closing and the obligations under the Promissory Note from Seller to Fitz dated as of July 1, 2023, in the original principal amount of $69,360.00.

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1.4 Purchase Price. In connection with the Closing, in full consideration (along with the assumption of Assumed Liabilities) of the sale, conveyance, transfer contribution, assignment and delivery of the Acquired Assets, free and clear of all claims, liens, pledges, encumbrances, mortgages, charges, security interest, options, rights, restrictions or any other interests or imperfections of title whatsoever to Buyer and Buyer, Seller shall receive aggregate consideration of $680,000/plus the (i) Closing Holdings Equity, (ii) Rollover Amount, and (iii) Earn-out (if earned) (collectively, “Purchase Price”), payable as follows:

(a) From Buyer, for the Acquired Assets, $240,000 (“Closing Cash”) shall be deposited with Karp & Langerman, P.C. (“Escrow Agent”) at the signing of this Agreement;

(b) From Buyer, also for the Acquired Assets, $440,000 via a promissory note in favor of Seller with an interest at 11% per annum providing for interest only payments with a a payment of principal in the amount of $50,000 after six months and a balloon payment of principal and interest at the end of two years (“Promissory Note”).

(c) From Holdings, also for the Acquired Assets, that number of preferred shares of Holdings (“Holdings Preferred Shares”) having a value equal to $425,000 (“Closing Holdings Equity”). For purposes of the foregoing payment, the value of the Holdings Preferred Shares shall be $25 per share.

(d) From Holdings, also for the Acquired Assets, to each of Alex, Rocky and Ken respectively, options valued at $20,000 (each, an “Option” and collectively the “Options”) to acquire common stock shares of Holdings (“Holdings Common Shares”); the Options will be issued pursuant to Holdings 2020 Equity Incentive Plan (or, if Alex, Rocky and Ken do not qualify as “consultants” under the Plan, such Options shall be issued pursuant to standalone warrant agreements with terms substantially similar to stock options issued under the Plan). The strike price for the Options or warrants shall in all events be the Holdings Common Shares closing price as of the Closing Date. Each Option or warrant is for 90,000 such shares (for a total of 270,000 such shares).

(e) From Buyer, for the Rollover Assets, payment of equity interests in Buyer (“Rollover Equity”) with a value equal to $126,000 (the “Rollover Amount”).

1.5 Earn-Out. Subject to the conditions of payment set forth in this Section 1.5, Buyer or Holdings shall pay Seller one (1) additional payment of consideration as set forth in this Section 1.5, based on the achievement of the financial metrics described in this Section 1.5.

(a) “SDE” for any period shall mean the gross revenue of the Buyer, less returns, discounts, and refunds and reduced by Cost of Goods Sold, as defined below.

(b) “Cost of Goods Sold” means the cost of contractor payments, freelance copywriters, and payroll and benefits, consistent with the practices of the Seller in the operations of the Business, and for the sake of clarity exclude any payments, reimbursements, administrative charges, overhead charges, or other payments of any kind to the Buyer, Holdings, or any affiliate thereof.

(c) The “Earn-out Period” shall mean the twelve month period, the first day of which occurs on the first day of the calendar month following the calendar month that the Closing Date falls in.

(d) The “Earn-out Amount” shall be the additional compensation Seller is entitled to under subsection (e) below and shall be paid in accordance with subsection (f) below.

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(e) If during the Earn-out Period, the SDE exceeds $227,000, the Earn-out Amount, if any, shall be equal to the amount by which the SDE exceeds $227,000, with such amount multiplied by three (3). If during the Earn-out Period, the SDE does not exceed $227,000, then no Earn-out Amount shall be due and payable with respect to any SDE. In addition, the Earn-out Amount shall also include twenty percent (20%) of the gross revenue, less returns, discounts, and refunds, received by Holdings or any Affiliates of Holdings from any customers of the Buyer.

(f) The Earn-out Amount, if any, shall be paid by either (i) Buyer, by wire transfer of immediately available funds, with Holdings hereby guarantying such payment, or (ii) Holdings, by that number of preferred shares of Holdings Preferred Shares (“Earn-out Holdings Equity”) equal to the Earn-out Amount. The foregoing determination of the method of payment shall be made in the sole and absolute discretion of Seller. In the event payment of the Earn-out Amount is made via the Earn-out Holdings Equity, the value of the Earn-out Holdings Equity shall be the average of its twenty (20) most recent closing prices prior to the end of the Earn-out Period, the last day of which shall be the final day of the Earn-out Period, or, if the Earn-out Holdings Equity are not then trading on a public market, then the value of the Earn-out Holdings Equity shall be the fair market value of such shares. Regardless of payment method, the Earn-out Amount, if any, shall be paid to Seller within sixty (60) days of the end of the Earn-out Period.

(g) At the same time as the payment of the Earn-out Amount, Buyer shall deliver to Seller a statement setting forth the SDE and the worksheets, the profit and loss statements, and the cash flow statements used to determine the SDE. After receipt of the statement, the Seller shall have thirty (30) days to review it. To the extent reasonably required to complete such review of the statement, Buyer and Holdings shall provide Seller with reasonable access during normal business hours to all working papers related to the preparation of the statement, including but not limited to electronic records. Buyer and Holdings shall make its representatives available during reasonable times to meet and confer with the representatives of the Seller about the statement. Seller may deliver notice to Buyer on or prior to the thirtieth (30th) day after receipt of the statement specifying in reasonable detail all disputed items with respect to the statement and the basis therefor. If the Seller does not provide any written notice of objections to the Buyer during the thirty (30) day period as provided herein, the statement shall be deemed final. If the Buyer notifies Seller of any objections to statement in writing during such thirty (30) day period after receipt of the statement, Seller and Holdings shall, during the thirty (30) days following the date of such notice (the “Resolution Period”) attempt in good faith to resolve such differences and any written resolution by them as to any disputed amount will be final and binding for all purposes under this Agreement. If, at the conclusion of the Resolution Period, the parties have not reached an agreement on any objections with respect to the statement, then any party may require the dispute be resolved by an independent regionally recognized accounting firm (the “Independent Accountant”) jointly selected by the Parties, provided, that if the Parties are unable to agree on an Independent Accountant within 10 business days, Moss Adams or its successor shall serve as the Independent Accountant. The Parties shall provide the Independent Accountant with access to all reasonably necessary financial and other records as the Independent Accountant may request. The Parties shall instruct the Independent Accountant to deliver to the Parties its written determination within sixty (60) days of its engagement and such determination shall be final, conclusive, and binding on the parties. The fees and expenses of the Independent Accountant shall be shared equally by the Parties.

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(h) Until the Earn-out Amount is paid to Seller, Buyer and Holdings agree to: (i) act in good faith to operate Buyer ; (ii) if the operations of the Business are sold, transferred, assigned or otherwise conveyed, the Buyer shall require the transferee to accept all obligations and requirements of this Section 1.5; (iii) maintain separate accounting books and records for Buyer to the extent necessary to determine the Earn-out Amount; (iv) not take any action or omitting to take any action that is solely intended or designed to minimize the Earn-out Amount;(v) not divert customers or potential customers from Buyer; and (vi) not materially reduce staffing or resources from the Buyer, so long as sales and revenue are consistent with or greater than past practices of the Business unless there are bonafide business reasons for doing so and such reductions are not effectuated to minimize the Earn-out Amount.

1.6 Proration of Payments. The Closing Cash shall be reduced by payments made before Closing Date to the Seller for services to services to be performed to customers of the Business on or after the Closing Date, prorated in a manner reflective of the amount of such services as reasonably determined by mutual agreement of the Buyer and Seller.

1.7 Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquired Assets for all purposes (including tax and financial accounting) as set forth on Schedule 1.6 (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. Buyer and Seller shall file all returns, declarations, reports, information returns and statements, and other documents (including IRS Form 8594) in a manner consistent with the Allocation Schedule, and neither Buyer nor Seller shall take any position that is inconsistent with such Allocation Schedule.

II. REPRESENTATIONS AND WARRANTIES OF THE SELLER

Seller and Alex, Rocky, and Ken jointly and severally represent and warrant to Buyer:

2.1 Organization and Power; Authority. Seller is a limited liability company duly organized and validly existing under the laws of Oregon. Seller possesses all requisite authority necessary to carry on the Business as presently conducted. Seller has all necessary right, power and authorization to sign and perform all obligations under this Agreement.

2.2 No Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited by, or, other than as set forth on Schedule 2.2, requires Seller to obtain any consent, authorization or approval or registration under, or gives any person the right to accelerate the performance of any obligation under (a) any agreement or commitment to which Seller is bound, (b) any agreement, understanding or commitment relating to any bank or other institutional loans or indebtedness of Seller, or (c) any judgment, decree, order, regulation or rule of any court or governmental authority, or any statute or law applicable to Seller.

2.3 Taxes. Seller has duly filed all tax reports and returns which are required to be filed by Seller with the Internal Revenue Service, and Seller has made commercially reasonable efforts to duly file all tax reports and returns which are required to be filed with state and local governmental authorities. Seller has fully paid or provided for all taxes, charges, interest and penalties due or claimed to be due with respect to Seller by all taxing authorities pursuant to such filed tax reports and returns. There are no tax liens upon any of the Acquired Assets and there are no unpaid taxes which are or could become a lien on the Acquired Assets. Other than as set forth on Schedule 2.3, there are no ongoing audits of any tax returns filed by Seller.

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2.4 Title; Sufficiency of Assets. Seller has good and marketable title to all of the Acquired Assets, free and clear of all liens, mortgages, pledges, encumbrances, security interests, conditional sales agreements, or charges of any kind or character other than as set forth in Schedule 2.4. The Acquired Assets constitute all the assets used in the operation of the Business and are sufficient for Buyer to operate the Business in the manner it was conducted prior to Closing, except as described in the list of Excluded Assets attached as Schedule 1.2 and the Non-Assumed Contracts listed in the attached Schedule 2.8(b).

2.5 Website. Seller has exclusive ownership of the Domain Name and Website and there are no current disputes or, to Seller’s knowledge, threats of disputes with any third party over the proprietary rights to the Website or any of the Content.

2.6 Intellectual Property. The Seller owns or has the right to use all Intellectual Property necessary or prudent for the operation of the Business as presently conducted. Each item of Intellectual Property owned, licensed or used by the Seller and/or Business immediately prior to the Closing and that is being transferred to Seller (“Business Intellectual Property”) will be owned, licensed or available for use by the Buyer on identical terms and conditions immediately following the Closing, except as set forth in the list of Excluded Assets attached as Schedule 1.2 and the Non-Assumed Contracts listed in the attached Schedule 2.8(b). Schedule 2.6 sets forth each item of Business Intellectual Property that any party other than Seller owns and that Seller uses pursuant to license, agreement or permission. All active registrations relating to Seller’s trademarks are in good standing, valid, subsisting and in full force and effect in accordance with their terms. Except as set forth in Schedule 2.6, to Seller’s knowledge, none of the Business Intellectual Property used in the Business is being infringed or otherwise violated by any person or entity. There is no litigation, proceeding, or any claim pending or, to Seller’s knowledge, threatened against the Seller concerning any of the Business Intellectual Property. Conduct of the Business as currently and formerly conducted, including the use of the Business Intellectual Property in connection therewith, and the products, processes, and services of the Business have not, to Seller’s knowledge, infringed, misappropriated, or otherwise violated the Intellectual Property or other rights of any third party. No portion of the Business Intellectual Property uses, calls, incorporates, interacts with, is a derivative of, or has embedded in it any source, object or other software code that is subject to an “open source,” “copyleft,” or other similar type of license (including any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License, MIT, Apache, Reciprocal Public License, Academic Free License, Common Public Attribution License, Public Domain licenses and the like) (each an “Open Source License”) in a manner that (i) requires Seller to disclose to any third party any source code of Seller; (ii) requires Seller to license a third party to create any derivative work based on any part of the Business Intellectual Property; (iii) requires Seller to license a third party to distribute or redistribute any part of the Business Intellectual Property; or (iv) requires the grant of any patent rights. The Seller have complied with all contractual obligations to display any attribution or proprietary rights notices of the licensor for any software licensed under an Open Source License or other third party software that is used in, called by, interacts with, or incorporated into any part of the Business Intellectual Property.

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2.7 Data Privacy. True and correct copies of the current privacy policy of the Business is attached as Schedule 2.7 (the “Privacy Policy”). The Seller has not collected, retained, or used any Personally Identifiable Information other than as permitted by all applicable laws and regulations. The collection, use, transfer, import, export, storage, disposal, and disclosure by Seller of Personally Identifiable Information, or other information relating to persons protected by law, has not violated any applicable law relating to data collection, use, privacy, or protection (including any requirement arising under any law and its foreign counterparts) (collectively, “Data Laws”). Seller has at all times complied with, and are presently in compliance with, its Privacy Policy, and Seller has at all times complied with, and is presently in compliance with the privacy policies of third parties that are applicable to it. There is no action against or to Seller’s knowledge threatened against Seller by any governmental authority or by any person respecting the collection, use, transfer, import, export, storage, disposal, and disclosure of personal information by any person in connection with the Seller, and, to Seller’s knowledge, there have been no security breaches compromising the confidentiality or integrity of such personal information.

2.8 Contracts.

(a) Schedule 2.8(a) contains a complete and current list of (x) all contracts with the current customers of the Seller, (y) all contracts for current vendors or suppliers to the Seller which are to be assigned to the Buyer, and (z) all written agreements (or true, correct and complete written summaries of oral agreements) with each employee and independent contractor providing services to Seller as of the Effective Date that relate to compensation for services rendered, bonus arrangements, severance obligations and deferred compensation (collectively, the “Assumed Contracts”). Seller has provided Buyer with true and complete copies of each Assumed Contract. Other than as set forth in such Schedule, are no other agreements with respect to any employee or independent contractor relating to the provision of services to the Seller as of the Effective Date.

(b) Schedule 2.8(b) contains a list of vendors and suppliers who have contracts with the Seller which are not being assigned to the Buyer and contains a list of certain other contracts that are not being assigned to the Buyer. The contracts with such vendors and suppliers, the contracts with all former customers, and any contracts included in the Excluded Assets together constitute the “Non-Assumed Contracts.”

(c) The Assumed Contracts and Non-Assumed Contracts (collectively, the “Contracts”) constitute, as of the Closing Date, all of the contracts and agreements (x) by which any of the Acquired Assets are bound or affected or (y) which Seller is a party to or by which it is bound in connection with the Business or Acquired Assets.

(d) To Seller’s knowledge, no event has occurred or circumstances exist which, with the delivery of notice, passage of time, or both, would constitute a material breach or default under the Assumed Contracts. Each of the Assumed Contracts are valid, binding, and enforceable, with no defenses or offset rights of the contract/agreement party known to the Seller as to payment in full of any amounts owed to Seller. The Seller has obtained, or will obtain prior to the Closing, all necessary consents, waivers and approvals of parties to any Assumed Contract as are required thereunder in connection with the Closing, or for any such Assumed Contract to remain in full force and effect without limitation, modification or alteration after the Closing.

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2.9 Litigation. There is no action, suit, investigation or other proceeding pending or, to the knowledge of the Seller, threatened against or involving Seller, the Business or the Acquired Assets before any court, administrative agency or other governmental or arbitral body except as disclosed on Schedule 2.9; furthermore, except as disclosed on Schedule 2.9, the Seller has not previously been a party, or threatened to become a party, to any such action, suit, investigation or other proceeding, and Seller does not know of any material basis for any such action, suit, investigation or other proceeding. No unsatisfied judgment, order, writ, injunction, decree or assessment or other command of any court or any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality has been entered against or served upon Seller. There is no action, proceeding or investigation pending, or to the knowledge of the Seller, threatened, which questions or challenges the validity of this Agreement or any of the transactions contemplated by this Agreement or otherwise seeks to prevent or have the effect of preventing the consummation of the transactions contemplated hereby. The Seller is not aware of any violation, and Seller has received no notice of any violation of any, federal, state, foreign or local statute, law, ordinance, rule, regulation, order or directive with respect to the employment of individuals by, or the employment practices of the Seller.

2.10 Capitalization. Alex, Fitz, Rocky, Ken, and John own one hundred percent (100.0%) of the outstanding membership interest of Seller.

2.12 Financial Statements. The financial statements described in Schedule 2.12 delivered to Buyer are true and correct statements and present fairly the assets, liabilities and financial condition of Seller as of such dates and the results of operations of Seller for such period as they are applicable to. Said financial statements are consistent with the books and records of Seller.

2.12 Legal Compliance. To Seller’s knowledge, Seller has complied, and is now complying, in all material respects with all laws and regulations (federal, state, local or otherwise) applicable to the Business or the ownership and use of the Acquired Assets.

2.13 Employees; Independent Contractors. To Seller’s knowledge, the Business is, and for the past three (3) years has been in compliance in all material respects with all applicable laws, contracts, policies, programs and plans relating to labor, employment and employment practices. The Business is not delinquent in the payment of and has not otherwise failed to pay any wages, salaries, commission, bonuses, wage premiums, overtime, accrued but unused vacation or other paid time off, fees, or other compensation due and owing to any current or former employee or independent contractor. Schedule 2.13 sets forth the names of each employee of the Seller and independent contractor providing services to the Seller as of the Effective Date. As of the Closing Date, Seller has paid to each employee all accrued but unused vacation or other PTO days to which any employee is entitled to be paid through the Closing Date and has paid all amounts due and owing to all independent contractors.

2.14 Material Adverse Effect. Since December 1, 2023, except as set forth in Schedule 2.14, to Seller’s knowledge, there has been no Material Adverse Effect. “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Acquired Assets, (c) the ability of Seller to consummate the transactions contemplated hereunder on a timely basis, or (d) the ability of Buyer to continue the operation of the Business in the ordinary course following the Closing.

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2.15 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any ancillary document based upon arrangements made by or on behalf of Seller or Owners.

2.16 Full Disclosure. None of the representations and warranties by Seller in this Agreement and none of the information contained in any instrument delivered by Seller in connection with the transactions contemplated hereunder contains any untrue statement or omits to state a material fact necessary to make the statements herein or therein not misleading, in light of the circumstances in which they are made.

III. REPRESENTATIONS AND WARRANTIES OF THE BUYER AND HOLDINGS

The Buyer and Holdings jointly and severally represent and warrant to the Seller as follows:

3.1 Organization and Power; Authority. The Buyer is a limited liability company validly existing under the laws of the State of Delaware. Holdings is a corporation validly existing under the laws of the State of Delaware.

3.2 Legal, Valid and Binding Agreement. All action of the Buyer and Holdings necessary to authorize the execution and delivery of this Agreement and the instruments to be executed and delivered pursuant thereto and to consummate the transactions contemplated hereby has been properly taken. Upon execution and delivery, this Agreement will constitute a legal, valid and binding agreement of the Buyer and Holdings.

3.3 No Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited by, or requires the Buyer or Holdings to obtain any consent, authorization or approval or registration under or gives any person the right to accelerate the performance of any obligation under (a) any term or provision of the Certificate of Formation, the Operating Agreement, or other company documents of the Buyer, (b) any term or provision of the Articles of Incorporation, Bylaws, or other corporate documents of Holdings, (c) any agreement or commitment to which the Buyer or Holdings is bound, (d) any agreement, understanding or commitment relating to any bank or other institutional loans or indebtedness of the Buyer or Holdings, or (d) any judgment, decree, order, regulation or rule of any court or governmental authority, or any statute or law applicable to the Buyer or Holdings.

3.4 Closing Holdings Equity. At the Closing, the Closing Holdings Equity is duly and validly authorized and issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, and the Closing Holdings Equity is be validly issued, fully paid and nonassessable shares of common stock of Holdings.

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3.5 Authorization of Governmental Authorities. No action by (including any authorization by, consent or approval of), or in respect of, or filing with, any governmental authority is required by or on behalf of Buyer in connection with the issuance of the Rollover Equity or by or on behalf of Holdings in connection with the issuance of the Closing Holdings Equity.

3.6 Capitalization of Holdings. As of the date hereof and prior to the issuance of the Closing Holdings Equity, there are 5,110,195 shares of common stock of Holdings and 85,340 shares of preferred stock of Holdings issued and outstanding. All of the outstanding shares of capital stock of Holdings have been duly authorized, validly issued, and are fully paid and non-assessable. Holdings has not violated the 1933 Securities Act, any state “blue sky” or securities laws, any other similar legal requirement or any preemptive or other similar rights of any person or entity in connection with the issuance of the Closing Holdings Equity.

3.7 Financial Statements. The financial statements of Holdings disclosed to Seller were prepared in accordance with the books and records of Holdings, have been prepared in accordance with generally accepted accounting principals, and fairly present the financial position of and the results of the operations of Holdings and changes in financial position for the periods covered thereby.

3.8 Absence of Undisclosed Liabilities. Holdings does not have any liabilities which would be reasonably expected to cause a material adverse effect on Holdings.

3.9 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any ancillary document based upon arrangements made by or on behalf of Buyer or Holdings.

3.10 Full Disclosure. None of the representations and warranties by Buyer or Holdings in this Agreement and none of the information contained in any instrument delivered by Buyer or Holdings in connection with the transactions contemplated hereunder contains any untrue statement or omits to state a material fact necessary to make the statements herein or therein not misleading, in light of the circumstances in which they are made.

IV. CLOSING

4.1 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place by means of the following (completed in the following order and promptly in succession to one another): (1) electronic exchange of Closing Deliverables, (2) delivery of the Closing Cash to Escrow Agent, and (3) completion of the Migration Process, (4) the release of the Closing Cash by Escrow Agent to Seller and (5) completion of the Rollover. The Closing shall be deemed effective as of 11:59 P.M. Eastern Time on December 31, 2023 (“Closing Date”). Buyer shall be granted full possession and title to the Acquired Assets as of the Closing Date. Upon Closing, the Escrow Agent shall promptly release the Closing Cash to Seller in accordance with Section 4.2.

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4.2 Migration Process. After (a) the exchange of executed Closing Deliverables, and (b) Escrow Agent’s written confirmation of receipt of the Closing Cash, the process to transfer the Acquired Assets to Buyer will commence (“Migration Process”). The parties agree to work together in good faith and provide their best efforts to transfer the Acquired Assets to Buyer, which process shall include (i) the provision from Seller to Buyer of all codes, passwords and logins necessary for operation of the Business, (ii) transfer to Buyer of the Assumed Contracts (or obtaining new, substantially similar versions of such Assumed Contracts with Buyer as a party), and (iii) transfer of Domain Name and Website to Buyer as the new registrant. The Migration Process will be deemed complete upon Seller providing written confirmation to Buyer that it has delivered such items and corresponding Seller confirmation that it has sufficient control of the Acquired Assets and no Material Adverse Effect has occurred. Upon completion of the Migration Process, the Escrow Agent shall promptly release the Closing Cash to Seller. Notwithstanding anything contained herein to the contrary, in the event the Migration Process is not completed within three (3) business days from the commencement of the Closing, Buyer or Seller may execute a termination of this Agreement, all Acquired Assets will be returned to Seller’s custody/control, Escrow Agent will return all monies held by it to Buyer (or to the parties whom Buyer directs) and the Closing will be deemed to have not occurred and the parties will have no further responsibilities to each other. In the event Seller disputes such termination, the Purchase Price shall remain in escrow until the Escrow Agent receives (i) joint written instructions from Buyer and Seller as to how to disburse all monies held by Escrow Agent or (ii) a non-appealable order from a court of competent jurisdiction directing how all monies held by the Escrow Agent are to be disbursed, at which time the Escrow Agent shall act in accordance with such joint written instructions or order, as applicable.

4.3 Closing Deliverables. The Closing shall commence with the parties delivering the following items to the other (“Closing Deliverables”):

(i) Seller shall deliver to the Buyer:

(a) a Bill of Sale in the form attached as Exhibit 4.3(i)(a) duly executed by Seller transferring the Acquired Assets to Buyer;

(b) an assignment and assumption agreement in the form attached as Exhibit 4.3(i)(b) duly executed by Seller;

(c) an assignment of Business Intellectual Property in the form attached as Exhibit 4.3(i)(c) duly executed by Seller;

(d) a Stock Option Agreement or warrant, each duly executed by the Owner for which the Stock Option Agreement or warrant pertains to;

(e) an escrow agreement with Escrow Agent acting as escrow agent thereunder in the form attached as Exhibit 4.3(i)(e);

(f) the Rollover Agreement in the form attached as Exhibit 4.3(i)(f) duly executed by the Seller and Alex, Rocky, and Ken;

(g) Subscription Agreements in the forms attached as Exhibit 4.3(i)(g) for the Closing Holdings Equity duly executed by Owners;

(h) evidence of termination of First Republic Bank UCC file # 93169836;

(i) a members’ consent of Seller authorizing the transactions contemplated hereunder; and

(j) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(ii) Buyer and Holdings shall deliver to Seller:

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(a) countersigned agreements set forth in subsection (i) above that Buyer and Holdings is a party to

(b) the Promissory Note duly executed by Buyer and Holdings in the form attached as Exhibit 4.3(ii)(b);

(c) a Security Agreement in the form attached as Exhibit 4.3(ii)(c) duly executed by the Buyer, granting a security interest in all assets of the Buyer to the Seller as security for the Promissory Note

(d) a Guaranty in the form attached as Exhibit 4.3(ii)(d) duly executed by Holdings;

(e) the Closing Holdings Equity; and

(f) a Manager’s Consent from Buyer and a certification that the Board of Directors of Holdings authorizing the transactions contemplated hereunder.

4.4 Rollover. Seller shall contribute the Rollover Assets to Buyer in accordance with the Rollover Agreement between Buyer and Seller dated the date hereof (“Rollover Agreement”) and Buyer will issue, in accordance with the Rollover Agreement, the Rollover Equity to Seller with an aggregate value equal to the Rollover Amount in exchange for the contribution by Seller to Buyer of the Rollover Assets (the “Rollover”).

V. COVENANTS AND AGREEMENTS

5.1 Further Assurances. After the Closing, each of the Parties agrees to take whatever further action is necessary and to execute whatever further documents, instruments of assignment, transfer, conveyance or authorization and agreements as may be reasonably requested by the other in order to fulfill the purposes and the intent of this Agreement.

5.2 Confidentiality. Owners and Seller will hold any information regarding this Agreement, the Buyer, and all confidential and/or proprietary information relating to the Business, Acquired Assets and the transactions contemplated hereby in strict confidence and will not divulge any such information to any third person (other than professional advisers), unless required by applicable law. Neither Seller nor an Owner may disclose any information regarding the amount, form, timing or structure of the consideration received or paid hereunder without the consent of the Buyer, other than to the parties’ professional advisors. Owners and Seller agree that all information in its possession about the Business and Acquired Assets shall constitute confidential information belonging to the Buyer and shall, from and after the Closing Date, be kept in strict confidence by Owners and Seller. Nothing in this Section applies to (i) information that is or becomes generally known or available to the public without a violation of this Section, (ii) disclosures required to enforce the terms of this Agreement or the Closing Deliverables, (iii) disclosures necessary to carry out the terms of this Agreement or the Closing Deliverables, or (iv) as may be required by law or in any investigation or audit by a governmental or other agency or authority having jurisdiction to do so, or (v) disclosures made in the course of defending or pursuing claims, demands, suits, or other similar proceedings.

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5.3 Non-Compete; Non-Solicitation. For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), Seller shall not: (i) directly or indirectly, worldwide, engage in or assist others in engaging in any search engine optimization agency services, b2b content marketing services or LinkedIn ghostwriting services (“Restricted Business”); (ii) have any interest in any third-party that engages directly or indirectly in the Restricted Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier, user or licensor of the Business, or any other party who has a material business or user relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may, without violating this Section 5.3, (y) own up to two percent (2%) of the stock in a publicly-traded company and (z) engage in general solicitation of employees or independent contractors. Seller acknowledges that the type and period of restriction imposed by this Section 5.3 are fair and reasonable and are reasonably required for the protection of the legitimate business interests of Buyer, and that the time, scope and geographic area are given as an integral part of the transactions contemplated hereunder. If any of the covenants in this Section 5.3, or any part hereof, are hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants herein. In the event that any covenant contained in this Section 5.3 shall be determined to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of it being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable.

5.4 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other like taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Seller when due. The Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees.

5.5 Collections.

(a) If, following the Closing, either Buyer or Seller (or any of their respective affiliates) identifies any asset that is related to the Business that was not previously transferred by Seller to Buyer, then, Seller shall execute, acknowledge and deliver all reasonable further documents in order to transfer to Buyer any such assets. Until such time that Seller or any current or future affiliate thereof transfers any such asset to Buyer in accordance with this Section 5.5, Seller, on behalf of itself and its current or future affiliates, hereby grants to Buyer and its affiliates (i) a non-exclusive, royalty-free, fully paid-up, worldwide, irrevocable, sub-licensable and transferable right and license (or sub-license and the case may be) to fully use, practice and otherwise exploit such asset and (ii) covenant not to sue with respect to Buyer’s use, practice and exploitation of any intellectual property rights associated with such asset, in each case under clause (i) and (ii), effective as of the Closing Date, and agrees to hold such asset in trust for the sole benefit of Buyer until such time that Seller or a current of future affiliate transfer such asset to Buyer in accordance with this Section 5.5.

(b) From and after the Closing, if either party to this agreement receives any funds intended for or otherwise the property of any other party pursuant to the terms of this Agreement, the receiving party shall promptly (A) notify and (B) forward such funds or property to, such other party

5.6 Termination of Present Employees of Business. Commencing on the Closing Date, Seller will terminate all employees and independent contractors of the Business who are actively at work on the Closing Date, and, at Buyer’s sole discretion, Buyer may offer employment, on an “at will” basis, to any and all such employees and independent contractors.

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5.7 Revenue True Up. After the Closing (a) Seller agrees to promptly pay over to Buyer any Business revenue received by Seller relating to periods on or after the Closing Date and (b) Buyer agrees to promptly pay over to Seller any Business revenue received by Buyer relating to periods prior to the Closing Date. Any Business revenue that pertains to periods both before and after the Closing Date shall be pro-rated amongst Buyer and Seller as appropriate.

5.8 Records. Following the Closing, Buyer will afford Seller and its Representatives (i) such access during normal business hours as Seller may reasonably request to all books, records and other data and information relating to the Business, the Purchased Assets, the Excluded Assets, the Assumed Liabilities and the Excluded Liabilities and (ii) the right to make copies and extracts therefrom. Buyer agrees for a period extending three years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless Buyer first offers in writing to surrender such books, records and other data to Seller. All records shall be subject to the confidentiality obligations contained in Section 5.2.

5.9 Mail. Following the Closing, Buyer may receive and open all mail addressed to Seller and deal with the contents thereof in its discretion to the extent that such mail and the contents thereof relate to the Business. Buyer agrees to deliver or cause to be delivered to Seller all mail received by Buyer after the Closing addressed to Seller or any Owners that does not relate to the Business.

VI. SURVIVAL AND INDEMNIFICATION

6.1 Survival and Limitations. Subject to the limitations set forth in this Article VI, the representations and warranties of Seller contained in this Agreement shall survive the Closing Date for a period of two (2) years. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or, if shorter, for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

6.2 Indemnification by Seller and Certain Owners. From and after the Closing Date, Seller and Alex, Rocky, and Ken jointly and severally will indemnify, defend and hold harmless the Buyer, and its officers and members (each a “Buyer Indemnitee” and, for purposes of Article VI, an “Indemnitee”), from and against any claims, demands, suits, proceedings, judgments, losses, liabilities, damages, taxes, costs, and expenses of every kind and nature (including reasonable attorneys’ fees) (collectively, “Losses”) that a Buyer Indemnitee may suffer, sustain or become subject to based upon, arising out of, with respect to or by reason of:

(a) any violation, contravention or breach of any covenant, agreement or obligation of Seller pursuant to this Agreement;

(b) any inaccuracy, breach, or misrepresentation in any representation or warranty of Seller contained in this Agreement;

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(c) fraud or willful misrepresentation by Seller in connection with this Agreement and the transactions contemplated hereby;

(d) all Excluded Liabilities; and/or

(e) the conduct of the Business or ownership or use of the Acquired Assets prior to the Closing Date.

6.3 Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify, defend and hold harmless the Seller, and its officers, members, employees and agents (each, a “Seller Indemnitee” and, for purposes of Article VI, an “Indemnitee”), from and against any Losses that Seller Indemnitee may suffer, sustain, or become subject to based upon, arising out of, with respect to or by reason of:

(a) any violation, contravention or breach of any covenant, agreement or obligation of the Buyer pursuant to this Agreement;

(b) any inaccuracy, breach, or misrepresentation in any representation or warranty of the Buyer contained in this Agreement;

(c) fraud or willful misrepresentation by Buyer in connection with this Agreement and the transactions contemplated hereby;

(d) all Assumed Liabilities; and/or

(e) the conduct of the Business or ownership or use of the Acquired Assets on or after the Closing Date.

6.4 Notice of Matters Involving Third Parties. Promptly after receipt by an Indemnitee of notice of the commencement of any claim by a third party against it, such Indemnitee will give prompt notice to the indemnifying party or parties (collectively, the “Indemnifying Party”) of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnitee, except to the extent that the Indemnifying Party demonstrates that the defense of such proceeding is materially prejudiced by the Indemnitee’s failure to give such notice.

6.5 Defense of Matters Involving Third Parties. If any such claim is brought against an Indemnitee, the Indemnifying Party will be entitled to participate in such third-party claim and, to the extent that it desires, to assume the defense of such third-party claim with counsel reasonably satisfactory to the Indemnitee unless (i) the Indemnifying Party is also a party to such third-party claim and the Indemnitee determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnitee of its financial capacity to defend such third-party claim and provide indemnification with respect to such third-party claim. After notice from the Indemnifying Party to the Indemnitee of its election to assume the defense of such third-party claim, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnitee for any fees of other counsel or any other expenses with respect to the defense of such third-party claim that are subsequently incurred by the Indemnitee in connection with the defense of such third-party claim. If the Indemnifying Party assumes the defense of a third-party claim: (i) it will be deemed for purposes of this Agreement that the claims made in that third-party claim are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without Indemnitee’s consent unless (A) there is no finding or admission of any violation of laws or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party or third-parties other than the Indemnitee, and (C) the Indemnitee is fully released from such claim; and (iii) the Indemnitee will have no liability with respect to any compromise or settlement of such claims effected without its consent, not to be unreasonably withheld or delayed. All Parties shall and shall cause their respective affiliates and representatives to reasonably cooperate with each other in connection with any such third-party claim and to make available to each other all persons and pertinent information under their respective control.

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6.6 Direct Claims. Any claim by an Indemnitee for Losses which do not result from third party claims shall be asserted by the Indemnitee giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnitee shall describe the claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnitee. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such claim. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted such claim, in which case the Indemnitee shall be free to pursue such remedies as may be available to the Buyer Indemnitee on the terms and subject to the provisions of this Agreement.

6.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes to the fullest extent permitted by law.

6.8 Setoff. After completing the notification process and permitting any assumption of indemnification obligations as set forth in this Article VI, Buyer may setoff any amount under this Article VI against any amount otherwise payable by Buyer to Seller or any Owner pursuant to this terms of this Agreement, including but not limited to setoff against any amounts due under the Promissory Note, Section 1.5 and/or by cancellation of some or all of the Rollover Equity in accordance with the Operating Agreement of Buyer. Buyer may do so after providing the Seller prior written notice of the same together with a reasonably detailed description of the basis for the setoff and providing Seller and any applicable Owner the time periods set forth above.

6.9 Limitations on Indemnity. Seller has no liability pursuant to Section 6.2 until the aggregate amount of all such losses subject to such claims exceeds Ten Thousand Dollars ($10,000), which even the obligation sis for all losses from the first dollar. The maximum aggregate amount for which Seller is obligated pursuant to Sections 6.2(b) and 6.2(e) is the Purchase Price. The provisions of this Section 6 are the sole and exclusive remedy with respect to the matters set forth in Sections 6.2(b) and 6.2(e).

6.10. Insurance. In the event any losses incurred by an Indemnitee are covered by insurance or any indemnity, contribution or other similar right against a third party, each party hereto agrees to use its commercially reasonable efforts to seek recovery under such insurance or any indemnity, contribution or other similar right against a third party, but shall not be required to commence litigation against any insurer or other third party. The amount of losses recoverable under this Section 6 are limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar cash payment actually received by the Indemnitee from any third party with respect thereto after reduction for the fees, expenses and costs incurred to recover such amounts, including the amount of any co-payment or deductible and any resulting increase in insurance premiums incurred as a result of seeking recovery for such amounts.

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VII. GENERAL PROVISIONS

7.1 Notices. All notices and other communications given pursuant to this Agreement shall be deemed to have been properly given or delivered if hand delivered or if mailed, by certified mail, postage prepaid, addressed to the appropriate party at the addresses set forth in the signature page of this Agreement. Any party may, from time to time, designate by written notice pursuant to this Section 7.1 any other address or party to which such notice or communication or copies thereof shall be sent.

7.2 Expenses. The Buyer, Seller and Owners shall each bear their own expenses incurred in connection with this transaction.

7.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, legal representatives, heirs and assigns.

7.4 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto, and supersedes any prior agreements or understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be terminated, modified or amended orally or by any course of conduct or usage of trade but only by an agreement in writing duly executed by the parties hereto. This Agreement may be executed simultaneously, electrically, or in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

7.5 Legal Fees. In the event that any party institutes any legal suit, action, claim or proceeding, including arbitration, against the other party arising out of or relating to this Agreement, the prevailing party in the suit, action, claim or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.

7.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any person or circumstance is held to be prohibited by, illegal or unenforceable under applicable law or rule in any respect by a court of competent jurisdiction, such provision will be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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7.7 Counterparts; Electronic Signature.This Agreement may be signed in two or more counterparts each of which shall be considered an original. This Agreement may be signed electronically.

7.8 Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The parties submit to the exclusive jurisdiction of the courts of Delaware and of the United States of America located in such state for any legal proceeding arising out of or relating to this Agreement.

7.9 Assignment. This Agreement and the obligations hereunder may not be assigned or delegated.

[Signature Page Follows]

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The Seller and Owner parties have executed this Asset Purchase Agreement as the date first set forth above.

SELLER:

REVENUEZEN LLC

By:	/s/ Alex Boyd
Alex Boyd, its Manager
Email address:

OWNERS:

By:	/s/Alex Boyd
Alex Boyd
Email Address:

/s/ Fitz Cyr
Fitz Cyr formerly known as Amanda Cyr Email Address: cyriouswriter@gmail.com

/s/ John Rockwell Pedden
John Rockwell Pedden Email Address: jrpedden@gmail.com

/s/ Kenneth Marshall
Kenneth Marshall Email Address: kennymarshall33@gmail.com

/s/ John Estafanous
John Estafanous Email Address: jf.estafanous@gmail.com

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The Buyer and Holdings parties have executed this Asset Purchase Agreement as the date first set forth above.

BUYER:

REVENUEZEN LLC

By Onfolio Holdings, Inc., Its Manager

By:	/s/ Dominic Wells
Name:	Dominic Wells
Title:	CEO
Email Address: dom@onfolio.com

Acknowledged and agreed to solely as to Section 1.4(c), Section 1.5, Article 3, and Section 4.3.

ONFOLIO HOLDINGS, INC.:

By:	/s/ Dominic Wells
Name:	Dominic Wells
Title:	CEO
Email Address: dom@onfolio.com

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Schedule 1.1(f): Stylized Marks

Information Omitted

Schedule 1.2: Excluded Assets

Information Omitted

Schedule 1.6: Allocation Schedule

Information Omitted

Schedule 2.2: Required Consents

Information Omitted

Schedule 2.3: Ongoing Audits

Information Omitted

Schedule 2.4: Title

Information Omitted

Schedule 2.6: Intellectual Property

Information Omitted

Schedule 2.7: Privacy Policy

Information Omitted

Schedule 2.8(a): Assumed Contracts

Information Omitted

Schedule 2.8(b): Non-Assumed Contracts

Information Omitted

Schedule 2.9: Litigation

Information Omitted

Schedule 2.11: Financial Statements

Information Omitted

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Schedule 2.13: Employees; Independent Contractors

Information Omitted

Schedule 2.14: Material Adverse Effect

Information Omitted

Exhibit 4.3(i)(a)

Bill of Sale

See the attached Bill of Sale.

Exhibit 4.3(i)(b)

Assignment and Assumption Agreement

See the attached Assignment and Assumption Agreement.

Exhibit 4.3(i)(c)

Assignment of Business Intellectual Property

See the attached Assignment of Business Intellectual Property.

Exhibit 4.3(i)(d)

Employee and Independent Contractor Contracts

See the attached employee and independent contractor contracts.

Exhibit 4.3(i)(e)

Escrow Agreement

See the attached Escrow Agreement.

Exhibit 4.3(i)(f)

Rollover Agreement

See the attached Rollover Agreement.

Exhibit 4.3(i)(h)

Subscription Agreements

See the attached Subscription Agreements.

Exhibit 4.3(ii)(b)

Promissory Note

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See the attached Promissory Note.

Exhibit 4.3(ii)(c)

Security Agreement

See the attached Security Agreement.

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Exhibit 4.3(ii)(d)

Guaranty

See the attached Guaranty.

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